EXHIBIT 10.22

** PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO SYNTEL’S REQUEST TO THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

STATE STREET INTERNATIONAL HOLDINGS,

SYNTEL DELAWARE, LLC,

SYNTEL, INC.,

and

STATE STREET SYNTEL SERVICES

(MAURITIUS) LIMITED

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

relating to

STATE STREET SYNTEL SERVICES

(MAURITIUS) LIMITED

As of February 1, 2012

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is dated as of February 1, 2012 and made by and among:

(1)	STATE STREET INTERNATIONAL HOLDINGS, a company organized under the authority of Chapter 167F, Section 2(6) of the Massachusetts General Laws and Section 25A of the Federal Reserve Act, as amended, with its principal office at One Lincoln Street, Boston, Massachusetts 02111, USA (“SSIH”);

(2)	SYNTEL DELAWARE, LLC, a company incorporated under the laws of the State of Delaware, and having its registered office at 1209 Orange Street, Wilmington, Delaware 19801, USA (“Syntel DE”);

(3)	SYNTEL, INC., a Michigan corporation with its principal office located at 525 E. Big Beaver Road, 3rd Floor, Troy, MI 48083, USA (“Syntel”); and

(4)	STATE STREET SYNTEL SERVICES (MAURITIUS) LIMITED (formerly Syntel Solutions (Mauritius) Limited), a company incorporated in Mauritius, and having its registered office at Rogers House, 5 President John Kennedy Street, P.O. Box 60, Port Louis, Republic of Mauritius (the “Company”).

Each of SSIH, Syntel DE, Syntel and the Company and any party which subsequently joins as party to this Agreement as aforesaid are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS

A.	SSIH and Syntel DE together currently own one hundred percent (100%) of the issued and outstanding Shares (as defined herein below) of the Company;

B.	The Company owns one hundred percent (100%) (except as set forth in the Subscription Agreement, as defined below) of the issued and outstanding equity voting share capital of State Street Syntel Services Private Limited (formerly, Syntel Sourcing Private Limited), an Indian company incorporated under the (Indian) Companies Act, 1956, as amended (“Companies Act”), with its registered office at B/101-104, Delphi, “B” wing, Hiranandani Business Park, Powai, Mumbai 400 076, India (“Indian Operating Subsidiary”); and

C.	SSIH, Syntel DE and the Company are parties to a Shareholders Agreement dated February 1, 2005 in relation to the Company (the “Shareholders Agreement”), as amended by a First Amendment to Shareholders Agreement dated August 30, 2006 (as so amended, the “Amended Shareholders Agreement”); and

D.	SSIH, Syntel DE, Syntel and the Company wish to add Syntel as a party to the Amended Shareholders Agreement, effect certain additional amendments thereto and to restate such agreement to consolidate the terms and conditions thereof as amended to date.

IT IS AGREED as follows:

1.	INTERPRETATION

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

1.1	Definitions

“Action” means any claim, controversy, action, cause of action, suit or litigation;

“Accounting Policies” means the accounting policies in relation to the calculation of profits and losses of the JV Group and for the preparation and presentation of the financial statements for the JV Group, as adopted and agreed by the Shareholders and the Company from time to time;

“Affiliate” means, with respect to any person, any other person Controlling, Controlled by, or under common Control with, such person at the time in question, provided, however, that the Company and the Operating Subsidiary shall not be considered Affiliates of SSIH for purposes of this Agreement;

“Agreement” means this Agreement (with all exhibits, schedules and attachments), as amended from time to time;

“Amount in Dispute” means, in relation to the Call Option Price, the amount equal to the amount which Syntel DE reasonably and in good faith has determined to be the Call Option Price less the amount which SSIH reasonably and in good faith has determined to be the Call Option Price, and, in relation to the Claw Back, the amount equal to the amount SSIH reasonably and in good faith has determined to be the Claw Back less the amount Syntel DE reasonably and in good faith has determined to be the Claw Back;

“Auditors” means Ernst & Young or any one of Deloitte, KPMG or PricewaterhouseCoopers, or their respective Affiliates, or other mutually agreed entity, as appointed pursuant to clause 7.12 from time to time;

“Board” means the Board of Directors of the Company from time to time;

“Business” means the business of the JV Group, as described in Section 2.1;

“Business Day” means any day on which the New York Stock Exchange is open for ordinary business;

“Call Notice” has the meaning given to such term in Section 14.2;

“Call Option” means the Call Option as described in Section 14.1;

“Call Option Closing Date” has the meaning given to such term in Section 14.7;

“Call Option Period” has the meaning given to such term in Section 14.4;

“Call Option Price” means (i) in the event of a Call Notice being issued pursuant to Sections 14.2(a), 14.2(b) or 14.2(c), the price equivalent to **; or (ii) in the event of a Call Notice being issued pursuant to Section 14.2(b)(to the extent resulting from a material breach of the MSA), 14.2(d) or 14.2(e), the price equivalent to **;

“Chairman” means the chairman from time to time of the Board, the Operating Subsidiary Board or of the Operating Committee, as the context requires;

“Class A Common Shares” shall mean those shares designated as “Class A Common Shares”, without par value, in the capital of the Company;

“Class B Common Shares” shall mean those shares designated as “Class B Common Shares”, without par value, in the capital of the Company;

“Class A Directors” shall mean the directors nominated by the holder of the Class A Common Shares for appointment to the Board, as described in the Constitution;

“Class B Directors” shall mean the directors nominated by the holder of the Class B Common Shares for appointment to the Board, as described in the Constitution;

“Class A Shareholder” shall mean the holder of the Class A Common Shares;

“Class B Shareholder” shall mean the holder of the Class B Common Shares;

“Claw Back” has the meaning given to such term in Section 14.11;

“Company” has the meaning given to such term in the introduction to this Agreement;

“Company Secretary” means the person performing the office of company secretary of the Company from time to time;

“Constitution” means the constitution of the Company as amended from time to time;

“Control” and its derivatives “Controlled” and “Controlling” mean, with regard to any person: (i) the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the issued share capital or capital stock of that person (or other ownership interest, if not a corporation); (ii) the ability to control, directly or indirectly, fifty percent (50%) or more of the voting power in relation to that person; or (iii) the legal power to direct or cause the direction of the general management and policies of that person, provided that where Control is being determined with respect to a person that is a limited partnership, Control shall be determined by reference to the satisfaction of any of the above tests with respect to the general partner of the limited partnership;

“Core Principles” means the principles set out in Exhibit 3;

“Customer” means any customer of State Street or its Affiliates, including any Affiliates of such customers, and any customer of such customers;

“Damages” means all or any damages, claims, penalties, judgments, fines, costs, amounts paid in settlement, liabilities, obligations, Encumbrances, losses, deficiencies, awards, assessments, reasonable expenses and fees and any Taxes and/or interest, charges, penalties or other amounts imposed with respect to any Tax by any Governmental Authority and otherwise, including, without limitation, court costs, reasonable attorney’s fees, disbursements, and expenses and costs of investigation, litigation, settlement, obtaining judgment, judgment interest and other penalties (to the extent permitted by applicable law);

“Deed of Adherence” means a deed of adherence in the form set out in Exhibit 1;

“Delegate” has the meaning given to such term in the MSA;

“Director” means any Class A Director or Class B Director appointed to the Board from time to time and/or any director appointed to the Operating Subsidiary Board from time to time, in each case, in accordance with the terms of this Agreement, as the context requires;

“Dispute Notice” means, in relation to any matter in dispute under this Agreement (including any Reserved Matters under Section 11), a written notice setting out in reasonable detail the underlying facts and the nature of the dispute;

“Effective Date” means February 1, 2012;

“Employee” means any natural person employed by the Company or the Operating Subsidiary but excluding temporary or contract workers;

“Encumbrance” means any interest or equity of any person (including, without limitation, any right to acquire, option, right of first refusal or right of pre-emption) and any charge, mortgage, security interest, pledge, lien (including retention of title claims), assignment, power of sale or hypothecation and any rental, hire purchase, creditor, conditional sale or other agreement for payment on deferred terms or any other third party right, restriction or encumbrance of any nature whatsoever (whether or not perfected) and the term Encumber shall be construed accordingly;

“Financial Year” means the twelve (12) month period commencing on April 1 and ending on March 31 (inclusive);

“FTE” has the meaning given to such term in the MSA;

“Governance Process” has the meaning given to such term in the MSA;

“Governmental Authority” means any national government or political subdivision thereof (including any state, province, city, town or municipal authority), any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any other government authority, agency, department, board, commission or instrumentality of United States of America or any other nation or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction and authority, and, any governmental or non-governmental self-regulatory organization, agency or authority;

“Investment Procedures” has the meaning given to such term Section 7.16;

“JV Group” means the Company, the Operating Subsidiary and any other subsidiary of the Company or the Operating Subsidiary or where applicable, its Controlled entities from time to time;

“Material Event” means that:

(i)	SSIH (or State Street) is required by law or has been instructed or otherwise requested by the United States Federal Reserve (or any successor principal regulator thereto) to:

(A)	terminate the relationship with the Class B Shareholder (or any Affiliate thereof) established by this Agreement or

(B)	generally to terminate any substantially similar arrangements or:

(ii)	SSIH (or State Street) has received a written opinion of counsel to the effect that:

(A)	pursuant to legal or regulatory requirements, SSIH (or State Street) is prohibited from continuing in the relationship with the Class B Shareholder (or any Affiliate thereof) established by this Agreement or is generally prohibited from continuing any similar arrangements or

(B)	legal or regulatory requirements substantially prohibit or restrict the provision of the Services (as defined in the MSA) (or a material portion thereof) on an outsourced basis;

and SSIH (or State Street) has provided written notice to Syntel DE (or Syntel) of the occurrence of a Material Event, together with a copy of such opinion (as applicable), and within ten (10) Business Days of receipt by Syntel DE (or Syntel) of such notice and opinion (as applicable) Syntel DE (or Syntel) either:

(a)	notifies SSIH in writing that it wishes jointly with SSIH to retain counsel reasonably acceptable to each party for purposes of providing an independent legal opinion and such jointly retained counsel confirms the analysis set forth in the opinion received by SSIH (or State Street) under paragraph (ii); or

(b)	does not notify SSIH that it wishes to jointly appoint counsel pursuant to the preceding paragraph.

“Minimum Capital Requirement” means the minimum capital that the JV Group requires from time to time to carry out the Business and maintain its capital adequacy, for the Company and the Operating Subsidiary to perform their obligations under this Agreement and the MSA, respectively, and to meet the objectives set out in the Operation Plan (including, in each case, amounts necessary to reserve for contingent liabilities, to cover losses and other liabilities and otherwise maintain capital adequacy), as shall be agreed between the Shareholders no less frequently than annually and included in the Operation Plan and calculated in accordance with the formula set forth in Exhibit 2 hereto (with such amendments as may be agreed between the Shareholders from time to time);

“MSA” means the Amended and Restated Master Services Agreement by and among State Street, each Affiliate of State Street which becomes a party thereto from time to time, the Operating Subsidiary and Syntel Parent dated on or about the date of this Agreement, as the same may be amended from time to time;

“MSA Effective Date” means the “Effective Date” as that term is defined in the MSA;

“MSA Term” means the “Term” as that term is defined in the MSA;

“Net Book Value” means the book value of the assets of the Company or the Operating Subsidiary, as the case may be, used in the conduct of the Business, less the value of any intangible assets and any liabilities;

“Nominee Shareholder” has the meaning given to such term in Section 17.1;

“Notice of Election” has the meaning given to such term in Section 9.3(b);

“Operation Plan” means the rolling three (3)–year operation plan for the Company as agreed by the holders from time to time of a majority in number of the Class A Common Shares and the holders of a majority in number of the Class B Common Shares;

“Operating Committee” means the operating committee established by the Operating Subsidiary Board and referred to in Section 17.8(a);

“Operating Subsidiary” has the meaning given to such term in the recitals to this Agreement;

“Operating Subsidiary Board” means the board of directors of the Operating Subsidiary from time to time;

“Operating Subsidiary Price” has the meaning given to such term in Section 14.5;

“Permitted Transferee” has the meaning given to such term in Section 12.2;

“Preferred Shares” means those shares designated as “Preferred Shares”, without par value, in the capital of the Company, the holders of which shall have no rights other than the right to receive dividends and liquidation proceeds up to the value of their initial issue price, in accordance with the terms set forth in the Constitution;

“Press Release” means a press release in the agreed form to be issued by the parties in connection with the transaction contemplated by this Agreement promptly after the date of this Agreement;

“Put Notice” has the meaning given to such term in Section 13.1;

“Put Option” has the meaning given to such term in Section 13.1;

“Put Option Period” has the meaning given to such term in Section 13.3;

“Put Option Price” has the meaning given to such term in Section 13.2;

“Related-Party Transaction” means any arrangement, undertaking or transaction (written or unwritten) involving the payment of money or the purchase, sale, transfer or exchange of assets or services (with or without monetary or other consideration) between a company or any of its Affiliates and a director, officer or shareholder of such company or any of its Affiliates;

“Reserved Board Matters” means those matters set out in item 2 of Exhibit 4;

“Reserved Matters” means the Reserved Board Matters and/or the Reserved Shareholder Matters, as the case may be.

“Reserved Shareholder Matters” means those matters set out in item 1 of Exhibit 4;

“Service Personnel” has the meaning given to such term in the MSA;

“Share” means Class A Common Shares, Class B Common Shares and/or the Preferred Shares, as the context requires;

“Shareholder” means SSIH and Syntel DE and such other holders of Shares from time to time;

“Shareholder Support” means any undertaking, covenant, guarantee of, performance bond from, pledge of Shares or other assets held by, or any other recourse to the assets of, a Shareholder, and granted or provided by a Shareholder to, or in favor of, any third person in relation to any obligation or liability of the Company or any other member of the JV Group from time to time pursuant to any financing arrangement of the Company or any other member of the JV Group;

“SSIH” has the meaning given to such term in the introduction to this Agreement;

“Standard of Conduct” has the meaning given to such term in Section 6;

“State Street” means State Street Bank and Trust Company, a Massachusetts trust company with its principal office at One Lincoln Street, Boston, MA 02111, United States of America;

“State Street Standard of Conduct/Code of Ethics” means the document with that title, a copy of which was provided to Syntel DE and the Company prior to their entry into this Agreement;

“Surcharge Capital Account” has the meaning given to such term in the MSA;

“Syntel” has the meaning given to such term in the introduction to this Agreement;

“Syntel DE” has the meaning given to such term in the introduction to this Agreement;

“Tax” means all taxes imposed by any Governmental Authority, including, (i) any tax based upon or measured by income, gross receipts, sales use or value added; (ii) any taxes denominated as ad valorem, transfer, franchise, capital shares, payroll, employment excise, occupation, property, windfall profits, environmental, customers, or withholding taxes; and (iii) any interest, penalties, or other amounts imposed with respect to any tax;

“Tax Indemnity” has the meaning given to such term in Section 9.2(b);

“Term” means the period beginning on the date of this Agreement and ending on the Termination Date (inclusive);

“Termination Date” means the effective date of termination of this Agreement in accordance with Section 20;

“Third Party” means any person other than Syntel DE, the Operating Subsidiary, SSIH or their respective Affiliates;

“Trademark Licenses” means (i) the Trademark License Agreement dated February 28, 2008 between State Street Corporation and the Operating Subsidiary and (ii) the Trademark License Agreement dated March 26, 2008 between State Street Corporation and the Company, pursuant to which Operating Subsidiary and the Company, respectively, is granted a limited license to use the “State Street” name;

“United States Dollars”, “USD” and “US$” means the lawful currency of the United States of America; and

1.2	Construction of certain references

In this Agreement unless otherwise specified:

(a)	the index and headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(b)	references to this Agreement or any other document shall be construed as references to this Agreement or that other document as amended, varied, novated, supplemented or replaced from time to time;

(c)	references to any recital, Section, paragraph, Schedule or Exhibit are to those contained in this Agreement, and references to a part of a Schedule or Exhibit are to the part of the relevant Schedule or Exhibit in which the reference appears and all Schedules and Exhibits to this Agreement are an integral part of this Agreement;

(d)	the expression “this Section” shall, unless followed by reference to a specific provision, be deemed to refer to the whole Section (not merely the Section, sub-Section, paragraph or other provision of such Section) in which the expression occurs;

(e)	references to a Party includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement provided that the relevant property, right or liability has been properly assigned or transferred to such person;

(f)	references to a Director shall, where the context allows, include reference to the alternate of such Director;

(g)	references to any gender shall include the other gender and words in the singular include the plural and vice versa unless the context requires otherwise;

(h)	law includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any present or future directive, notification, circular, request, requirement or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive, notification, circular, request, requirement or guideline is addressed);

(i)	references to legislation include any statute, by-law, regulation, rule, notification, circular, subordinate or delegated legislation or order; and reference to any legislation is to such legislation or order as amended, modified or consolidated from time to time and to any legislation replacing it or made under it;

(j)	reference to a person (or to a word importing a person) shall be construed so as to include:

(i)	a natural person, firm, partnership, trust, joint venture, company, corporation, body corporate, unincorporated body, association, organization or any Governmental Authority (whether or not in each case having separate legal personality);

(ii)	that person’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement; and

(iii)	references to a person’s representatives shall be to its officers, employees, legal or other professional advisers, sub-contractors, agents, attorneys and other duly authorized representatives;

(k)	references to writing includes any communication made by letter, fax or e-mail; and

(l)	capitalized terms used herein without definition shall have the meaning ascribed thereto in the MSA unless the context otherwise requires.

2.	BUSINESS AND NAME OF COMPANY

2.1 The sole business of the Company shall be to act as an investment holding company and to acquire and manage directly or indirectly the equity controlling interest in the Operating Subsidiary and such other operating subsidiaries as the Company may establish from time to time, whose sole business purpose in each case shall be to provide business process outsourcing services to State Street and its Affiliates in accordance with the MSA (collectively, the “Business”).

2.2 In relation to any additional operating subsidiaries established by the Company from time to time in connection with the Business, the Parties shall be bound by and comply with the terms and conditions of this Agreement that relate to the Operating Subsidiary and each Shareholder undertakes to the other and with the Company that it shall exercise all its powers in relation to the Company so as to procure (insofar as it is able) and the Company undertakes to the Shareholders that it shall ensure that any such additional operating subsidiaries are operated and managed in accordance with the requirements for the operation and management of the Operating Subsidiary, as set out in this Agreement. The Parties shall take all such actions as may be reasonably necessary and may be in their respective power (including by executing Deeds of Adherence, by preparing and executing amendments to the MSA or to this Agreement, by preparing and executing new constituitive documents and services agreements or by causing similar documents to be prepared and executed) to give effect to this Section 2.2.

2.3 SSIH and Syntel DE acknowledge and agree that (i) the relationship between them is not exclusive, (ii) no duty of loyalty or obligation with respect to corporate opportunities exists between them and (iii) each Party and its Affiliates may pursue and enter into joint ventures or other business arrangements with other persons for the receipt or provision of similar or disimilar services anywhere in the world, subject to any restrictions set forth in this Agreement or the MSA.

2.4 If, at any time SSIH (or an Affliate thereof) or Syntel DE (or an Affliate thereof) ceases to own the Class A or Class B Common Shares, respectively the Shareholders and the Company shall, as soon as reasonably possible and in any event by no later than the day being thirty (30) days from such event, take all such steps as are reasonably necessary and as may be in their respective power to change the name of the Company and the Operating Subsidiary to a name that does not in any manner whatsoever include any tradename or trademark of State Street or Syntel, as the case may be, or any words similar thereto in any language. Any such name change shall also be made, as soon as reasonably possible, on all letterhead, signs, logos, literature and any other items of the Company and the Operating Subsidiary that identify the Company, the Operating Subsidiary or their respective businesses as being affiliated with State Street or its Affiliates or Syntel or its Affiliates, as the case may be.

3.	OPERATION PLAN

3.1 The Shareholders and the Company agree that the Operation Plan of the Company shall be agreed by the Shareholders within sixty (60) days of the Effective Date and shall be subject at all times to the terms and conditions of this Agreement and the MSA.

3.2	During the Term, the Shareholders shall cooperate in good faith to:

(a)	review and update the Operation Plan no less frequently than annually to cover each successive three (3)-year period in each case in accordance with the Core Principles save to the extent otherwise agreed by the Shareholders;

(b)	submit agreed revisions and updates to the Operation Plan to the Board for approval no later than sixty (60) days prior to the last Business Day of each Financial Year; and

(c)	procure that the Board approves revisions and updates to the Operation Plan prior to the last Business Day of the Financial Year.

3.3 If the Shareholders or the Board do not agree on any revision or update to the Operation Plan then either Shareholder may deliver to the other a Dispute Notice setting out details of the revision or update which is in dispute and such dispute shall be submitted for resolution in accordance with the Governance Process provided that for so long as any revision or update to the Operation Plan has not been agreed the Shareholders shall exercise their powers in relation to the Company and the Operating Subsidiary to ensure that the business is carried on substantially in accordance with the then current Operation Plan, subject at all times to the terms and conditions of this Agreement and the MSA.

4.	EFFECTIVE DATE

This Agreement shall come into force and effect from the Effective Date.

5.	PROVISION OF FINANCE

5.1	**

5.2	**

5.3	**

5.4	**

5.5	If either Shareholder determines at any time that the Minimum Capital Requirement agreed as part of the Operation Plan has become inadequate or is reasonably likely to become inadequate or, as the case may be, has become more than necessary or desirable or is reasonably likely to become more than necessary or desirable in relation to the capital needs of the JV Group or the Business, such Shareholder may develop and submit an updated Operation Plan to the Board proposing an appropriate increase or decrease (as the case may be) in the Minimum Capital Requirement for its consideration and approval.

5.6	**

5.7	If for any reason the majority of the Board (comprising at least one Class A Director and one Class B Director) does not: (i) agree that the Minimum Capital Requirement has been or is reasonably likely to be breached or on the amount of additional capital required to cure or prevent such a breach following notice under Section 5.4, (ii) approve a proposed update to the Operation Plan under Section 5.5, or (iii) agree that the Minimum Capital Requirement has been exceeded or the amount of that excess for purposes of Section 5.6, then either Shareholder may deliver to the other a Dispute Notice and such dispute shall be submitted for resolution in accordance with the Governance Process, provided that the Minimum Capital Requirement shall be calculated in accordance with the provisions of Exhibit 2.

5.8	**

6.	SERVICE PERSONNEL

6.1 At all times during the Term, the Company and the Operating Subsidiary will have in place a set of standards and rules (collectively, the “Standard of Conduct”) agreed by SSIH (or State Street) and Syntel DE (or Syntel) from time to time which shall apply to any and all

Service Personnel and which shall at all times meet or exceed the State Street Standard of Conduct/Code of Ethics as applicable (to the extent lawful) as amended from time to time. The Shareholders shall cause their respective Directors and their appointees to the Operating Subsidiary Board to cause each of the Company and the Operating Subsidiary to maintain in place and enforce the Standard of Conduct in compliance with the terms of this Section 6. Prior to the commencement of their employment with the Company or the Operating Subsidiary, as the case may be, each Employee shall provide a written undertaking to the Company or the Operating Subsidiary, as applicable, pursuant to which the Employee agrees (i) to perform his or her duties, responsibilities and functions to the Company or the Operating Subsidiary, as the case may be, to the best of his or her abilities in a diligent, trustworthy, professional and efficient manner, and (ii) to comply with the Company’s or the Operating Subsidiary’s policies and procedures, as applicable, including, without limitation, the Standard of Conduct. The Company shall require, and shall procure that the Operating Subsidiary requires, all Service Personnel employed by an approved Affiliate or Delegate to provide the aforementioned written undertaking prior to the conduct of any activity for or on their behalf.

7.	THE BOARD AND MANAGEMENT

7.1	Action by the Board

**

7.2	Directors

(a)	The Board shall consist of ** Directors, ** of whom (including one Mauritian resident Director) shall be nominated and elected by the Class A Shareholder and considered “Class A Directors” and ** of whom (including one Mauritian resident Director) shall be nominated and elected by the Class B Shareholder and considered “Class B Directors”. Once nominated, the Shareholders agree to take all action necessary or desirable so as to cause the number of Directors and the members of the Board to be as set forth herein and in the Constitution. Any person nominated as a Director by a Shareholder shall be appointed and may be removed from such office only by the relevant nominating Shareholder, by a memorandum signed in writing by such Shareholder, which shall take effect from the date stated in such memorandum or, if no such date shall be stated, from the date when such memorandum is lodged at the registered office of the Company. Unless otherwise required by the Constitution, no further action shall be required by the Board to effect the removal and replacement of a Director. For the avoidance of doubt, a Director shall be removed from office without notice if he is guilty of any gross default or misconduct in connection with or affecting the Business, or is guilty of fraud, dishonesty or any criminal offence or in the event he ceases to be employed by a Shareholder (or one of their Affiliates) (excluding the Mauritian resident Directors), provided, in each case, that a replacement Director shall be promptly nominated by the Class A Shareholder or Class B Shareholder, as applicable.

(b)	If either Shareholder removes a Director in accordance with its rights to do so under this Agreement and the Constitution, it shall be responsible for and indemnify the other Shareholder and the Company against any and all claims by such Director for unfair or wrongful dismissal or other compensation arising out of such removal and against any losses, costs or expenses suffered or reasonably incurred as a result thereof.

7.3	Alternate Directors

Subject to Section 7.2, any Director appointed to the Board shall be entitled to nominate an alternate to attend and vote at Board meetings in his or her absence.

7.4	Chairman

**

7.5	Board Meetings

Board meetings shall be held at the registered office of the Company and the Board shall meet at least once in every calendar quarter, or as otherwise prescribed by law, and any gap between each meeting shall not exceed five (5) calendar months. Except as otherwise agreed by all the Directors:

(a)	Board meetings shall be convened by any Director or the Company Secretary by not less than five (5) Business Days’ notice, or where the particular circumstances require a shorter period, such shorter period as the circumstances reasonably require, sent to each Director;

(b)	notice shall be sent to each Director at the address, fax number and/or e-mail address notified to the Company for these purposes;

(c)	each notice of a Board meeting shall be accompanied by a full agenda and all supporting papers;

(d)	each Board meeting shall deal with the business set out in the agenda which accompanied the notice convening that Board meeting and, in the event any other business is raised at such meeting, it shall only be considered to the extent it is so approved by at least one Class A Director and one Class B Director (who are not also Mauritian resident Directors);

(e)	minutes of each meeting of the Board shall be taken and kept by the Company Secretary in the books of the Company. Copies of the minutes of each such meeting shall be delivered to each member of the Board as soon as practicable. If a member has not been present at the meeting, copies of all papers considered by the Board at the meeting shall be sent to him with the minutes;

(f)	any Director may participate in a Board meeting by means of a telephone or video conference, and the Chairman may appoint any Director who is physically present in Mauritius to chair any such meeting; provided that if the Chairman is not present at a meeting, and where a chairman of the meeting has not been appointed by the Chairman, the Directors present may choose one of their number to be chairman of the meeting; and

(g)	notwithstanding any other provisions of this Section 7, a resolution in writing signed by all Directors (which resolution may consist of several counterparts) shall be as valid and effective as if it had been adopted by a duly convened meeting of the Board.

7.6	Quorum

The quorum for a Board meeting shall be one Mauritian resident Class A Director and one Mauritian resident Class B Director, or their alternates, present in Mauritius in person and one Class A Director and Class B Director (neither of whom are Mauritian resident Directors), or their alternates, present in Mauritius in person or participating by means of telephone or video conference. If within thirty (30) minutes of the time appointed for a Board meeting there is no quorum, the Director(s) present shall adjourn the meeting to such date, time and place as they may determine, provided that at such adjourned meeting the same quorum requirement shall apply.

7.7	Board Committees

Subject to the Constitution and Exhibit 4 hereto, the Board may function through one or more committees, comprised of Board and non-Board members, as the Board deems appropriate, provided that no meeting of any such committee shall be validly constituted unless a prior written notice of such meeting is provided to all committee members, including an appointee of each of the Class A and Class B Shareholders specified for the purpose of this Section 7.7 by the Shareholders in writing from time to time. Every such notice of a meeting shall specify the place and the day and hour of the meeting and shall contain a statement of the business to be transacted thereat.

7.8	Shareholders to Procure Director’s Resignation

In the event that SSIH exercises the Call Option or Put Option, as the case may be, then the Shareholder selling its Shares shall procure the resignation of the Directors appointed by it and shall procure that such Directors resign promptly and without cost to the Company.

7.9	Directors may pass information to their Appointer

A Director may from time to time disclose to the Shareholder who appointed him and its representatives such information regarding the Business as may be reasonably required by such Shareholder for the purposes contemplated by this Agreement provided that the receipt and use of such information shall be subject to the provisions of Section 18 hereof.

7.10	Directors’ Expenses

The Class A Shareholder shall reimburse each Class A Director and the Class B Shareholder reimburse each Class B Director for all reasonable travel, hotel and other expenses incurred by that Director in attending Board and committee meetings or otherwise in representing the Company provided that the Company may, at the sole discretion of the majority of the Board (comprising at least one Class A Director and one Class B Director), reimburse any such Director for such expenses.

7.11	Officers

Subject to the terms of the MSA, as applicable, the senior managers and executives of the Company (which, for the avoidance of doubt, does not include the Directors) (“Officers”), shall be mutually agreed by the parties and shall be nominated for appointment and removal by the Class B Shareholder by notice in writing to the Company. The Officers shall be appointed and may be removed by simple majority vote of the Board.

7.12	Auditors

The Class A Directors shall be entitled to designate the Auditors to be appointed for the Company and the Operating Subsidiary from time to time, and the Shareholders shall cause their respective Directors and their appointees to the Operating Subsidiary Board to vote in favor of the Auditors so recommended.

7.13	Allocation of Profits and Losses

(a)	The Shareholders shall procure that the Board adopts the policy set out in this Section 7.13 with respect to the allocation of profits and losses of the Company and the Operating Subsidiary during the Term.

(b)	**

(c)	**

(d)	Each of the Company and the Operating Subsidiary shall adopt the Accounting Policies in relation to the calculation of profits and losses for the JV Group and in respect of the preparation and presentation of the financial statements for all members of the JV Group.

(e)	**

(f)	**

7.14	Insurance

The Shareholders shall procure that their respective Directors and their appointees to the Operating Subsidiary Board cause each of the Company and the Operating Subsidiary to maintain in place insurance meeting the policy and coverage requirements set forth in Section 5.15 the MSA with respect to both the Company and the Operating Subsidiary.

7.15	Affiliated and Related Party Transactions

Subject at all times to compliance with Section 11, the Shareholders shall cause their respective Directors and their appointees to the Operating Subsidiary Board to cause each of the Company and the Operating Subsidiary to ensure that all transactions and business dealings (i) between the Company and the Operating Subsidiary, (ii) between either the Company or the Operating Subsidiary, on the one hand, and any Affiliate thereof, on the other hand, or (iii) that constitute Related-Party Transactions, are undertaken and effected at arms length terms and conditions and reflect prevailing market rates for the applicable assets or services involved.

7.16	Investment of Surplus Capital and Retained Earnings

In order to ensure SSIH and its Affiliates maintain compliance with Regulation K of the Board of Governors of the U.S. Federal Reserve System, the Company shall comply, and shall procure that the Operating Subsidiary complies, with the investment procedures (“Investment Procedures”) attached hereto as 0.

8.	SHAREHOLDER MEETINGS

8.1	Notice of Shareholder Meetings

Written notice of the time and place of a meeting of Shareholders shall be sent in accordance with Section 21.1 to every Shareholder entitled to receive notice of such meetings, to the Auditors and to every Director and Company Secretary of the Company, in each case at the number or address provided for such purpose to the Company Secretary.

8.2	Quorum for Shareholder Meetings

The quorum for a Shareholders’ meeting of the Company shall be an authorized representative or authorized representatives together representing the Class A Shareholder and the Class B Shareholder and together holding more than fifty one percent (51%) of the Company’s share capital having a voting right. If within thirty (30) minutes of the time appointed for a Shareholders’ meeting of the Company there is no quorum, the meeting shall be adjourned to such date, time and place as the Directors may appoint; provided that at such adjourned meeting the quorum shall be an authorized representative or representatives together representing a member or members holding more than fifty one percent (51%) of the Company’s share capital having a voting right, present in person or represented by proxy(ies).

8.3	Chairman of Shareholder Meetings

The chairman of any Shareholders’ meeting of the Company shall be the Chairman but such chairman shall not be entitled to any voting rights (except to the extent he or she acts as a proxy). In the event the Chairman is absent from any Shareholders’ meeting, the Shareholders present at that meeting shall elect a chairman to act as such at that meeting.

8.4	Resolution in Writing

Notwithstanding any other provisions of this Section 8, a resolution in writing signed by all Shareholders (which resolution may consist of several counterparts) shall be as valid and effective as if it had been passed at a duly convened Shareholders’ meeting.

9.	INDEMNIFICATION

9.1	Indemnification by SSIH

SSIH shall, subject to the further provisions of this Section 9, indemnify, defend and hold Syntel DE, its Affiliates, the Company and Syntel DE’s successors and permitted assigns harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to any breach by SSIH of any of its representations, warranties, covenants or obligations contained in this Agreement except to the extent any such Damages result or arise from or are connected or relate to:

(a)	a breach of this Agreement by Syntel DE, or the negligence, fraud, wilful or intentional default of the Company or Syntel DE or any of its Affiliates; or

(b)	a breach by any Class B Director or any director of the Operating Subsidiary appointed by the Class B Shareholder of his or her fiduciary duties to the Company or the Operating Subsidiary, as the case may be, or the negligence, fraud, willful or intentional default of any such director.

9.2	Indemnification by Syntel DE

(a)	Syntel DE shall, subject to the further provisions of this Section 9, indemnify, defend and hold SSIH, its Affiliates and and SSIH’s successors and permitted assigns (including, without limitation, the Company), harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to any breach by the Company or Syntel DE of any of its representations, warranties, covenants or obligations contained in this Agreement, except to the extent any such Damages result or arise from, or are connected or relate to:

(i)	a breach of this Agreement by SSIH, or the negligence, fraud, willful or intentional default of, SSIH or any of its Affiliates; or

(ii)	a breach by any Class A Director (excluding any Mauritius resident director) or any director of the Operating Subsidiary appointed by the Class A Shareholder of his or her fiduciary duties to the Company or the Operating Subsidiary, as the case may be, or the negligence, fraud, willful or intentional default of any such director or

(iii)	(excluding and without prejudice to the obligations of Syntel DE under Section 5 above or any obligations of Syntel under the MSA), any claim arising under the MSA.

(b)	**

(c)	Syntel shall, subject to the further provisions of this Section 9, indemnify, defend and hold SSIH, its Affiliates and SSIH’s successors and permitted assigns (including, for avoidance of doubt, the Class A Directors and the directors of the Operating Subsidiary Board appointed by the Class A Shareholder), harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to the ownership, management, operation and/or conduct of the business of the Company or the Operating Subsidiary resulting or arising from or connected or related to events, facts or circumstances occurring prior to the Call Option Closing Date (if any), including, for avoidance of doubt, any Damages incurred on or after the Call Option Closing Date to the extent that such Damages result or arise from or are connected or related to events, facts or circumstances occurring prior to the Call Option Closing Date, excluding any Damages to the exent they result or arise from or are connected or related to a breach by any Class A Director or any director of the Operating Subsidiary appointed by the Class A Shareholder of his or her fiduciary duties to the Company or the Operating Subsidiary, as the case may be, or the negligence, fraud, willful or intentional default of any such director.

9.3	Indemnification Procedures

(a)	With respect to Third Party claims involving a formal civil, criminal, administrative, or investigative action or proceeding, the procedures set forth in sub-sections (a) through (d) below shall apply.

(b)	Promptly after receipt of notice of the commencement or threatened commencement of such a Third Party claim for which an indemnitee will seek indemnification pursuant to any part of this Section 9, the relevant indemnitee will notify the indemnitor of such claim in writing. No failure to so notify the indemnitor will relieve it of its obligations under this Agreement except to the extent that it can demonstrate material prejudice attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, the indemnitor will notify the indemnitee in writing if the indemnitor elects to assume control over the defense and settlement of that claim (a “Notice of Election”).

(c)	If the indemnifying party delivers a Notice of Election relating to any claim within the required notice period, the indemnitor will be entitled to control in good faith the defense and settlement of such claim and will be entitled to employ counsel at its own expense to undertake the handling of the claim. Notwithstanding the indemnitor’s right to control the defense and settlement of the claim, the indemnitee shall retain the right to participate in the defense of the claim and the indemnitor shall not settle, compromise or consent to entry of any judgment relating to such claim without the express written consent of the indemnitee (which consent will not be unreasonably withheld, conditioned or delayed) if the terms of such settlement or compromise (i) involve any remedy other than the payment of money damages, (ii) include any admission of fault or liability or adversely affect the rights or obligations of the indemnitee or (iii) do not include a full and unconditional release of all liability in respect of such claim in favor of the indemnitee.

(d)	If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee will have the right to defend the claim in such manner as it may deem appropriate without the participation of the indemnitor, provided that it will not settle, compromise or consent to entry of any judgment relating to such claim without the express written consent of the indemnitor, which consent will not be unreasonable withheld, conditioned or delayed.

(e)	Any indemnifiable claim under this Agreement that is not a Third Party claim must be asserted by the indemnified party by delivery of written notice thereof as soon as possible and, in any event within ten (10) Business Days of becoming aware of the indemnifiable claim, to the indemnifying party. The failure by the indemnified party to notify an indemnifying party of such a claim shall not relieve the indemnifying party of any indemnification responsibility under this Section 9, except to the extent such failure materially prejudices the indemnifying party with respect to such claim.

9.4	Right to Indemnification Not Affected by Knowledge

The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, obligations and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Date, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant, obligation or agreement.

9.5	Exclusion of Consequential Damages

None of SSIH, Syntel DE or Syntel (nor any of their Affiliates) will be liable under or in connection with this Agreement for indirect, special or consequential damages, including any lost profits of the Shareholders (or any of their Affiliates), except to the extent resulting from (i) its gross negligence, fraud or willful or intentional default (ii) breach of its confidentiality or data protection obligations, or (iii) infringement of intellectual property or third party rights.

9.6	Dollar Cap on Liability

Except for Losses arising from a Party’s fraud, gross negligence or willful or intentional default, each Party’s (which in the case of Syntel DE, Syntel and the Company shall be deemed to refer to them collectively) total aggregate liability for Losses arising out of or in connection with this Agreement and their or their respective Affiliates’ under the MSA regardless of the form of the action or the theory of recovery (whether in contract, tort (including breach of warranty, negligence, or strict liability), indemnity or other legal or equitable theory), shall be limited to and shall not exceed:

(a)	**

(b)	**

For the avoidance of doubt, the liability limitations in this Section 9.6 apply in the aggregate to each Party and its Affiliates liability for any and all claims brought under the MSA and the Shareholders Agreement and shall survive failure of an exclusive remedy.

10.	INFORMATION

10.1 Subject to the provisions of Section 18 hereof, the Company shall provide to each Shareholder and the Directors and, where requested, to their representatives, copies of all financial statements, business plans, audit reports and other information which the Company receives from the Operating Subsidiary and, without prejudice to the foregoing, the Company shall keep the Shareholders fully and promptly informed of all material developments regarding the financial and business affairs and all significant events (including any material litigation or arbitration) which will or may have a material adverse effect on any Party.

10.2 The Shareholders shall use their reasonable endeavors to procure and the Company shall procure that the Operating Subsidiary produces such analyses and reports on its conditions and activities (financial, operational or otherwise) as may be requested by the Chairman from time to time.

11.	RESERVED MATTERS

The Shareholders shall procure, so far as they are legally able, that no action or decision is taken (whether by the Company, the Operating Subsidiary, the Directors of those entities, the Operating Committee or any other member of the JV Group), as the case applies, in respect of the matters specified:

(a)	in item 1 of Exhibit 4, being the Reserved Shareholder Matters, unless:

(i)	in the case of a matter relating to the Company, it is approved by both the Class A Shareholder and the Class B Shareholder; and

(ii)	in the case of a matter relating to the Operating Subsidiary, it is approved by the Company acting by a majority of the Board (and provided that the Directors approving the relevant matter comprise at least one Class A Director and at least One Class B Director);

(b)	in item 2 of Exhibit 4, being the Reserved Board Matters, unless:

(i)	in the case of a matter relating to the Company, it is approved by a majority of the Directors and provided that the Directors approving the relevant matter comprise a majority of the Class A Directors and a majority of the Class B Directors;

(ii)	in the case of a matter relating to the Operating Subsidiary, it is approved by a majority of the directors of the Operating Subsidiary, and provided that the directors approving the relevant matter comprise a majority of Class A Shareholder appointees and a majority of Class B Shareholder appointees.

12.	TRANSFER OF SHARES

12.1	Restrictions on Transfer

(a)	No Shareholder shall assign, transfer, exchange, Encumber or otherwise dispose of any of the Shares held by it or any interest in them except:

(i)	with the prior written consent of both the Class A Shareholder and the Class B Shareholder; or

(ii)	in accordance with the provisions of Section 12.2.

(b)	The Company shall not assign, transfer, exchange, Encumber or otherwise dispose of any of the shares held by it in the Operating Subsidiary or any interest in them except with the prior written consent of the Class A Shareholder and the Class B Shareholder. The Shareholders shall procure compliance by the Company with this Section 12.1(b).

12.2	Permitted Transfers

Notwithstanding the provisions of Section 12.1, a Shareholder may transfer all or part of its Shares to any of its wholly-owned direct or indirect Affiliates (a “Permitted Transferee”) provided that:

(a)	the transferring Shareholder shall remain jointly and severally liable for any and all of the transferring Shareholder’s and the Permitted Transferee’s obligations under this Agreement and any Shareholder Support arrangements entered into by the Permitted Transferee in connection with this Agreement;

(b)	the Permitted Transferee shall immediately transfer all of its Shares to the transferor Shareholder or to another Permitted Transferee of the transferor Shareholder immediately upon the Permitted Transferee ceasing to be an Affiliate of the transferor Shareholder; and

(c)	the Permitted Transferee shall enter into a Deed of Adherence substantially in the form of Exhibit 1 under which it agrees to become Party to and to be bound by the terms of this Agreement. Thereafter any reference to a Party or Shareholder herein shall be deemed to include a reference to such transferee as if named herein as a Party.

12.3	Directors’ Right to Verify Transfers

The Shareholders shall procure that their respective appointees to the Board shall refuse to register a transfer of Shares until they are supplied with evidence sufficient to verify that such transfer is to a Permitted Transferee and that the other conditions set forth in Section 12.2 have been satisfied in full.

12.4	General Consent under the Constitution

Each of the Parties expressly understands and agrees to give effect to each transfer made in accordance with this Section 12 and agrees to cause the Board to register each such transfer pursuant to the terms of this Agreement.

13.	SSIH’S RIGHT TO PUT

13.1 During the Term SSIH shall have the right to give a notice (“Put Notice”) to Syntel DE at any time after the date on which State Street or an Affiliate of State Street becomes entitled to terminate the MSA, requiring Syntel DE to purchase all, but not less than all, of the Shares of the Company owned by SSIH or its Affiliates or their designees or nominees at that time free and clear of all Encumbrances (the “Put Option”).

13.2 The price payable by Syntel DE for the Shares of the Company which are the subject of the Put Option (the “Put Option Shares”) shall be an amount equal to ** (the “Put Option Price”).

13.3 Within thirty (30) days of a Put Notice being given (the “Put Option Period”), Syntel DE shall be obligated to purchase, and SSIH or its Affiliates or their designees or nominees shall be obligated to sell, free and clear of all Encumbrances, the Put Option Shares as specified in the Put Notice at the Put Option Price of such Shares (together with any stamp duty payable under the then applicable laws and any transfer fees payable under the constitutive documents for the Company which shall be paid by Syntel DE on or before completion of the transfer).

13.4 In the event that SSIH exercises the Put Option, Syntel DE shall also be obligated to and shall at the same time purchase, at a price not exceeding ** (together with any stamp duty payable under the then applicable laws and any transfer fees payable under the articles of association of the Operating Subsidiary which shall be paid by Syntel DE on or before completion of the transfer), all, but not less than all, of the nominee shares of the Operating Subsidiary held by SSIH or its Affiliates or their designees or nominees at that time.

13.5 The purchase and sale of the Put Option Shares (and any nominee shares of the Operating Subsidiary) shall be completed within the Put Option Period, subject to receipt of applicable governmental, regulatory or corporate approvals and/or filings that may be required under applicable laws.

14.	SSIH’S RIGHT TO CALL

14.1 In accordance with the terms of this Section 14, SSIH shall have the right to purchase all, but not less than all, of the Shares of the Company owned by Syntel DE or its Affiliates or their designees or nominees, free and clear of all Encumbrances, at the relevant Call Option Price (the “Call Option”).

14.2 Notwithstanding Section 12.1, SSIH shall have the right to issue a notice (“Call Notice”) to Syntel DE exercising the Call Option:

(a)	for a period of thirty (30) days commencing on the first Business Day of the ninety (90)-day period immediately preceding the expiration of the Initial Term (as defined in the MSA) or, if extended pursuant to Section 16.2 of the MSA, the Renewal Term (as defined in the MSA);

(b)	upon notice to Syntel DE in writing, at any time after the date on which State Street (or an Affiliate of State Street) becomes entitled to terminate the MSA (other than pursuant to Section 16.3), except that if the termination event is under Sections 16.4.1, 16.4.2 or 16.4.3 thereof, the cure periods provided thereunder shall be extended for an additional ten (10) Business Days solely for the purpose of determining when the Call Option may be exercised by SSIH under this Section (b);

(c)	upon the occurrence of a Material Event;

(d)	in the event that cumulative Losses (as defined in the MSA) suffered by State Street (and its Affiliates) under the MSA exceed twenty five million US dollars (USD$25,000,000) at any time during the MSA Term following the MSA Effective Date; and/or

(e)	upon notice to Syntel DE in writing, at any time after the date on which Syntel or any of its Affiliates:

(i)	commits a material breach of any of its confidentiality obligations owed to State Street, SSIH or any of their Affiliates under this Agreement or the MSA; or

(ii)	materially infringes the intellectual property rights of State Street, SSIH or their Affiliates under the MSA or either of the Trademark Licenses.

14.3 **

14.4 Subject to section 14.6, within sixty (60) days of the Call Notice being given (the “Call Option Period”), Syntel DE shall sell (or cause to be sold) and SSIH or any of its Affiliates shall purchase all of the Shares of the Company beneficially owned by Syntel DE or its Affiliates or their designees or nominees at such time, free and clear of all Encumbrances, at the Call Option Price (together with any stamp duty payable under the then applicable laws and any transfer fees payable under the constitutive documents for the Company which shall be paid by SSIH on or before completion of the transfer).

14.5 In the event that SSIH exercises the Call Option, SSIH shall also have the right to purchase and Syntel DE shall be obligated to and shall at the same time sell, at a price not exceeding ** (together with any stamp duty payable under the then applicable laws and any transfer fees payable under the articles of association of the Operating Subsidiary which shall be paid by SSIH on or before completion of the transfer) (the “Operating Subsidiary Price”), all, but not less than all, of the nominee shares of the Operating Subsidiary held by Syntel DE or its Affiliates or their designees or nominees at that time, if any, free and clear of all Encumbrances.

14.6 In the event that SSIH exercises the Call Option, the Company shall also be obligated to and shall, prior to the Call Option Closing Date, redeem any and all Preferred Shares which may be outstanding.

14.7 Payment of the Call Option Price shall, if applicable, be subject to the hold back and claw back provisions described in more detail in Sections 14.10 and 14.11 below. The transaction of purchase and sale shall be completed prior to the expiry of the Call Option Period, subject to the receipt of any applicable governmental, regulatory or corporate approvals and/or filings that may be required under applicable laws (the “Call Option Closing Date”).

14.8 As soon as reasonably practicable after issuance of the Call Notice and in no event later than ten (10) Business Days thereafter, SSIH and Syntel DE shall agree on ** for purposes of calculating the Call Option Price. **

14.9 **

14.10 In the event of any dispute between the SSIH and Syntel DE regarding the amount of the Call Option Price, the relevant Amount in Dispute shall be withheld by SSIH and Syntel DE and SSIH shall complete the purchase and sale of the Shares and nominee shares as contemplated and within the timeframe required by Section 14.4, notwithstanding such dispute, provided that SSIH pays the undisputed portion of the Call Option Price and the Operating Subsidiary Price (if applicable) to Syntel DE. SSIH and Syntel DE shall seek to resolve any such dispute in accordance with Section 21.13 hereof. Within five (5) Business Days following the resolution of any such dispute (whether by mutual agreement, binding arbitral decision or judicial order), SSIH shall pay to Syntel DE that portion of the Amount in Dispute which has been determined to be included in the Call Option Price.

14.11 SSIH shall be entitled to clawback from the Call Option Price the amount equal to ** (the “Claw Back”). **

14.12 **

14.13 Notwithstanding any term or provision of this Agreement which purports to restrict the transfer or assignment of rights and obligations hereunder, SSIH shall have the right to assign its rights and obligations under this Section 14 to an Affiliate without notice to or the approval or consent of Syntel DE, the Company or the Board.

15.	DISSOLUTION AND LIQUIDATION

15.1 The Company shall be liquidated in accordance with Section 15.2 at any time upon the unanimous consent of the Shareholders.

15.2 In the event of any winding-up and liquidation of the Company during the Term pursuant to this Section 15, the Shareholders shall take all such action as may be necessary to terminate this Agreement and, subject to the provisions of this Section 15, the Company shall be dissolved, wound up and liquidated in accordance with applicable law. In any dissolution, winding-up or liquidation of the Company, any tangible or intangible properties or assets of the Company which may be distributable under applicable law shall, upon such dissolution, winding-up and liquidation of the Company, be divided and distributed among the Shareholders in proportion to their respective share ownership in the Company and in accordance with clause 7.13(c) at the time of such distribution; provided, however, that the rights to all Employees of the Company and the assets of the Company shall be distributed to the Class B Shareholder. Upon any such dissolution, winding-up and liquidation, the Shareholders shall cause the Auditors engaged by the Company (whose determination shall be final, conclusive and binding on the Shareholders) to prepare and deliver to the Shareholders a final accounting statement as soon as reasonably practicable after all of the activities of the Company have been concluded, all monies payable to the Company have been received and all expenses and obligations of the Company have been paid, satisfied or otherwise provided for, and upon delivery of such accounting statement, this Agreement shall forthwith terminate and be of no further force and effect (except to the extent of any liability or obligation of a Shareholder which accrued prior to any such termination or any provisions herein which are expressly provided to survive any termination hereof). Any costs, fees and other expenses of any kind (including reasonable attorneys’ fees) relating to the dissolution and liquidation of the Company during the Term shall be borne by the Class B Shareholder.

16.	REPRESENTATIONS

16.1	Representations by Syntel DE

Syntel DE represents to SSIH and to the Company as follows:

(a)	it is a limited liability company organized and validly existing under the laws of State of Delaware, USA;

(b)	the signature, execution and performance of this Agreement and all ancillary documents by it have been duly authorized and are within its corporate power, constitute binding obligations in accordance with their terms and will not give rise to any breach of any instrument, agreement, law, order, judgment or decree by which it is bound; and

(c)	all consents, licenses or approvals required by law or regulation in order for it to enter into and perform its obligations pursuant to this Agreement have been obtained without conditions or limitations which would limit its performance of this Agreement.

16.2	Representations by Syntel

Syntel represents to SSIH and to the Company as follows:

(a)	it is a corporation organized and validly existing under the laws of State of Michigan, USA;

(b)	the signature, execution and performance of this Agreement and all ancillary documents by it have been duly authorized and are within its corporate power, constitute binding obligations in accordance with their terms and will not give rise to any breach of any instrument, agreement, law, order, judgment or decree by which it is bound; and

(c)	all consents, licenses or approvals required by law or regulation in order for it to enter into and perform its obligations pursuant to this Agreement have been obtained without conditions or limitations which would limit its performance of this Agreement.

16.3	Representations by SSIH

SSIH represents to Syntel, Syntel DE and to the Company as follows:

(a)	SSIH is a company organized and validly existing under the authority of the Commonwealth of Massachusetts and the Board of Governors of the Federal Reserve System of the United States of America;

(b)	the signature, execution and performance of this Agreement and all ancillary documents by SSIH have been duly authorized and are within the corporate power of SSIH, constitute binding obligations on SSIH in accordance with their terms and will not give rise to any breach of any instrument, agreement, law, order, judgment or decree by which SSIH is bound; and

(c)	all consents, licenses or approvals required by law or regulation in order for SSIH to enter into and perform its obligations pursuant to this Agreement have been obtained without conditions or limitations which would limit SSIH’s performance of this Agreement.

17.	OPERATING SUBSIDIARY

17.1	Nominee Shareholders

In respect of any shareholders of the Operating Subsidiary other than the Company (each an “Nominee Shareholder”, and collectively, the “Nominee Shareholders”), each of the Class A Shareholder and the Class B Shareholder shall, and shall cause the Company to ensure that:

(a)	each Nominee Shareholder is and always shall be during the Term either the Class A Shareholder or an appointee of or a nominee approved by the Class A Shareholder and Class B Shareholder;

(b)	each Nominee Shareholder undertakes in writing to the Shareholders, the Company and the Operating Subsidiary that:

(i)	it shall not assign, transfer, exchange, Encumber or otherwise dispose of any share held by such Nominee Shareholder in the Operating Subsidiary (or any interest in therein) without the prior written consent of the Class A Shareholder; and

(ii)	it shall vote any shares held by it in the Operating Subsidiary as directed by the Company;

and

(c)	each Nominee Shareholder is and always shall be during the Term a corporation or other entity formed outside of India.

Any purported action taken by a Nominee Shareholder in contravention of the terms of this Section 17.1 shall be deemed to be null and void and shall not be recognized by the Shareholders, the Company or the Operating Subsidiary.

17.2	General Meetings

The Company shall as soon as practicable after the Company receives notice of any general meeting of shareholders of the Operating Subsidiary, convene a Board meeting in accordance with the provisions of Section 7.5(a) and pass to the Shareholders copies of such notice and any written materials relating to such general meeting. Subject to the provisions of Exhibit 4, the Board shall resolve how the shares in the Operating Subsidiary held directly or indirectly by the Company (and any Nominee Shareholders) shall be voted at the relevant general meeting.

17.3	Representative for General Meetings of the Operating Subsidiary

At any general meeting of the shareholders of the Operating Subsidiary, the authorized representative of the Company (and any Nominee Shareholders) who shall be duly appointed by the Board to represent the Company (and any Nominee Shareholders) at any such meeting shall always be an appointee of the Class A Shareholder.

17.4	Operating Subsidiary Board

(a)	The Operating Subsidiary Board shall initially consist of ** directors (or such number as said board may unanimously determine from time to time, provided, however that the number of directors of the Operating Subsidiary Board shall in no event be less than ** nor more than **

(b)	Subject to Section 11 and unless prohibited by law or the constitutive documents of the Operating Subsidiary, the Operating Subsidiary Board shall act by simple majority vote

(c)	**

(d)	Each of the Class A Shareholder and the Class B Shareholder agree to cause the Company and the Company shall vote the shares of the Operating Subsidiary held by it to elect and appoint as directors on the Operating Subsidiary Board, the nominees of the Class A Shareholder and the nominees of the Class B Shareholder in the proportion set forth in sub-Sections (a) and (c) of this Section 17.4.

17.5	Chairman

**

17.6	Conduct of Operating Subsidiary Board

The provisions of Sections 7.2(b), 7.3 and 7.5 through 7.10 above shall apply to the conduct of the affairs of the Operating Subsidiary Board as if the provisions set forth therein were set forth herein mutatis mutandi.

17.7	Transfer of any shares of the Operating Subsidiary

The Company shall not assign, transfer, exchange, Encumber or otherwise dispose of any share of the Operating Subsidiary held by it without the prior written consent of each of the Class A Shareholder and the Class B Shareholder. A purported action taken by the Company in contravention of the terms of this Section 17.6 shall be deemed to be null and void and shall not be recognized by the Shareholders or the Board.

17.8	Operating Committee

(a)	Subject to all rights and powers which the Operating Subsidiary is required to retain under Indian law and to the terms of this Agreement and the MSA, the Shareholders and the Company shall procure that the Operating Subsidiary Board shall establish an Operating Committee which shall:

(i)	have delegated to it responsibility for the day-to-day operations and service delivery of the Operating Subsidiary under the MSA;

(ii)	have delegated to it responsibility for determining what (if any) action that the Operating Subsidiary shall take in relation to the enforcement of its rights under the MSA (including but not limited to any permitted legal remedies); and

(iii)	report monthly to the Operating Subsidiary Board on its activities.

(b)	**

(c)	The quorum for transacting business at any meeting of the Operating Committee (including an adjourned meeting) shall such number as the Operating Committee agrees at its first meeting, present when the relevant business is transacted. Subject to Section 11 and unless prohibited by law or the constitutive documents for the Operating Subsidiary, the Operating Committee shall act by simple majority vote.

18.	CONFIDENTIALITY

For all purposes relating to this Agreement and the matters contemplated hereby, SSIH shall comply with the obligations of State Street and Syntel DE and Syntel shall comply with the obligations of Syntel, respectively, under Section 18 of the MSA, as if the obligations set forth therein were set forth in this Agreement, mutatis mutandi.

19.	COSTS

Each Party shall bear the legal costs and expenses incurred by it in connection with the preparation, negotiation and implementation of this Agreement.

20.	DURATION; TERMINATION

20.1 This Agreement shall continue in force and effect from the Effective Date until the earlier of:

(a)	the date that all of the Shares of the Company and all of the nominee shares of the Operating Subsidiary beneficially owned by a Shareholder (or its Affiliates or their designees or nominees) are transferred to the other Shareholder (or its Affiliates or their designees or nominees) in accordance with the provisions of this Agreement; or

(b)	dissolution or liquidation of the Company in accordance with Section 15.

20.2 Subject to Section 12.2, the rights and obligations of each Shareholder shall continue and be enforceable by or against it only while it is a Shareholder of the Company save for:

(a)	rights and obligations in respect of Sections 7.14 (Insurance), 9 (Indemnification), 14 (Call Option), 18 (Confidentiality), 20 (Duration; Termination), 21.1 (Notices), 21.2 (No Third Party Beneficiaries), 21.4 (No Partnership or Agency), 21.6 (Further Assurance), 21.7 (Amendments and Waivers), 21.8 (Remedies Cumulative), 21.9 (Reproduction of Documents), 21.11 (Severability), 21.12 (Construction), 21.13 (Dispute Resolution), 21.14 (Governing Law), 21.15 (Arbitration), 21.16 (Jurisdiction; Venue; Service of Process), 21.17 (Specific Performance), 21.18 (Entire Agreement) and 21.19 (Counterparts) which shall continue to have effect notwithstanding a Party ceasing to be a Shareholder or termination of this Agreement; and

(b)	with respect to any liability which at the time a Party ceases to be a Shareholder or at the time of termination of this Agreement has already accrued or any liability for Damages suffered or incurred by a Party after such time to the extent arising or resulting from or related or connected to any event, act and omission occurring prior to such time.

20.3 Notwithstanding Section 20.2 above, the provisions herein regarding reproduction of documents, infringement, indemnification, liability and limits thereon will survive the termination of this Agreement to the extent relating to any claim or right of action arising in connection with the performance of this Agreement and the Parties will enter into such documents as will be reasonably necessary to ensure the survival of the same.

20.4	Termination of this Agreement shall not:

(a)	relieve any Party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that Party before termination; or

(b)	affect the terms of any agreement replacing this Agreement entered into by SSIH and Syntel DE, or any successor of either of them holding Shares.

21. MISCELLANEOUS

21.1 Notices

All notices, requests, demands and other communications under this Agreement (other than routine operational communications), will be in writing and will be deemed duly given (i) when delivered by hand, (ii) on the next business day after being sent by overnight courier service for next business day delivery, (iii) on the third business day after being sent by certified or registered mail, return receipt requested, in each case to the applicable Party at the address specified below (or such other address as a Party may specify by written notice in accordance with this Section 21.1 from time to time), (iv) when transmitted by facsimile (subject to acknowledgement or confirmation of receipt by the addressee) and (v) when transmitted via e-mail (subject to acknowledgement or confirmation of receipt by the addressee):

If to SSIH:

**

with a copy to:

**

If to Syntel, Syntel DE or the Company:

**

21.2	No Third Party Beneficiaries

No Customer or other Third Party will constitute, or will be entitled to claim any rights as, a third party beneficiary of this Agreement or have any rights under any applicable law to enforce any of its terms.

21.3	Shareholders’ Procurement Obligation

Each of the Shareholders agrees it shall exercise its rights hereunder and as a Shareholder in the Company in such manner as could reasonably be expected to prevent, and shall not exercise those rights in any manner which could reasonably be expected to result in, a breach by the Company of any of its obligations under this Agreement or any restrictions imposed upon it under its Constitution (whether or not enforceable against the Company itself).

21.4	No Partnership or Agency

Nothing in this Agreement will be construed as creating a partnership between Syntel DE and SSIH or as constituting any Party the agent of another Party or such Party’s Affiliates for any purpose whatsoever and no Party will have the authority or power to bind another Party such Party’s Affiliates or to contract in the name of or create a liability against another Party such Party’s Affiliates in any way or for any purpose.

21.5	Publicity

Except in connection with the release of the Press Release, none of Syntel DE, Syntel, the Company or their Affiliates shall use the name “State Street” or the name of any affiliated entity (in any form) in any marketing or advertising materials without SSIH’s prior written approval, which approval may be withheld by SSIH for any reason, unless such use or disclosure is required by law or regulation (including but not limited to the regulations of the Indian Stock Exchange). To the extent that it is lawfully entitled to do so, Syntel shall provide SSIH with prior written notice and a reasonable opportunity to review and comment on any use or disclosure of the name “State Street” or the name of any affiliated entity in any required legal or regulatory filing other than any such required legal or regulatory filing which merely names State Street as a material client. SSIH or any of its Affiliates may disclose to customers or potential customers that they are contracting with Syntel DE, Syntel, the Company or their Affiliates, but may not otherwise use the name of Syntel DE, Syntel, the Company or their Affiliates in any general marketing or advertising materials without Syntel DE’s prior written approval, which approval may be withheld by Syntel DE for any reason, unless such use or disclosure is required by law or regulation.

21.6	Further Assurance

Each Party to this Agreement will do and execute or procure to be done and executed all necessary acts, deeds, documents and things reasonably in its power to give effect to this Agreement.

21.7	Amendments and Waivers

The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion or the failure of a Party to exercise or any delay in exercising any right or remedy under this Agreement (including, without limitation, any right implied by law) will not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement will prevent any further exercise of the right or remedy or the exercise of any other right or remedy. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation or, default under this Agreement or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of this Agreement, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

21.8	Remedies are Cumulative

Except as expressly provided in this Agreement, the rights and remedies contained in this Agreement are cumulative and not exclusive of any other rights or remedies provided hereunder, at law, in equity or otherwise.

21.9	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties hereto each agree that any such reproduction will be admissible in evidence as the original itself (subject to any challenge on the grounds that the reproduction has been altered so that it differs materially from the original document), in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction will likewise be admissible in evidence.

21.10	Assignability

Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. Except as results from a transfer of Shares as permitted under this Agreement, no Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior consent in writing of the other Parties, except that SSIH may assign and delegate this Agreement to an Affiliate or to a successor to all or substantially all of its business (whether by means of assets acquisition, merger, reorganization or similar corporate transaction) without the consent of the other Party(ies). Any purported assignment, delegation or other transfer in contravention of this Section 21.10 will be null and void.

21.11	Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

21.12	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

21.13	Dispute Resolution

All disputes, controversies or claims arising in connection with this Agreement shall be handled in accordance with the Governance Process.

21.14	Governing Law

This Agreement, the rights of the Parties and all claims arising under or in connection herewith, will be governed by and interpreted in accordance with the domestic substantive laws of the Commonwealth of Massachusetts and the United States of America, without regard to any choice or conflict of law principles that would cause the application of the laws of any other jurisdiction.

21.15	Arbitration

All disputes, controversies or claims arising in connection with this Agreement that are not resolved through the Governance Process (or any escalation procedure agreed pursuant thereto) shall be settled under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by an arbitration panel composed of three arbitrators appointed in accordance with said rules. Syntel DE and SSIH shall nominate one arbitrator and the two shall agree on a third arbitrator to chair the panel. Failing the nomination of the three arbitrators within twenty (20) days, the three arbitrators shall be appointed by the AAA. The place of arbitration shall be Boston, Massachusetts. For purposes of entering judgment on the award, the Parties will consent to the jurisdiction of the courts of Massachusetts or any court which has jurisdiction over the Parties or their assets. If any dispute arises under this Agreement, the Subscription Agreement, the MSA or the Escrow Agreement such dispute shall be resolved in a consolidated proceeding by a single arbitration panel appointed as provided above. Nothing contained in this Section 21.15 shall prevent either Party from (i) seeking interim measures of protection in the form of pre-award attachment of assets, (ii) from seeking injunctive relief from courts of competent jurisdiction or (iii) from commencing an action for arbitration regardless of the applicability of the Governance Process or other dispute resolution process adopted; provided that reasonable prior notice of the action is given to the extent practicable.

21.16	Jurisdiction; Venue; Service of Process

(a)	Jurisdiction

Each Party by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts or the United States District Court located in The Commonwealth of Massachusetts for the purpose of any permitted Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)	Venue

Each Party agrees that for any permitted Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party may bring such Actions only in the City of Boston, Massachusetts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)	Service of Process

Each Party hereby (a) consents to service of process in any permitted Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Massachusetts law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 21.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

21.17	Specific Performance

Each party acknowledges and agrees that each other party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each party agrees that, without posting bond or other undertaking, each other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over any such party and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as a defense that a remedy at law would be adequate.

21.18	Entire Agreement

(a)	This Agreement, together with any documents, instruments and certificates explicitly referred to herein (including the MSA, the Share Subscription Agreement, the Deed of Adherence and the Escrow Agreement), constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

(b)	Each Party acknowledges that:

(i)	in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any representation (whether negligent or otherwise), warranty or undertaking made to it by any person (whether a Party to this Agreement or not) which is not expressly set out or referred to in this Agreement; and

(ii)	it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Section 21.18, and agrees, having considered the terms of this Section 21.18 and the Agreement as a whole, that the provisions of this Section are fair and reasonable.

(c)	The Parties intend that the provisions of this Agreement shall prevail over the Constitution in the event of conflict and, accordingly, the Shareholders shall, if necessary, exercise all voting and other rights and powers available to them as Shareholders or under this Agreement, and shall cause their appointees on the Board, to procure any amendment to the Constitution and the constituting documents of the Operating Subsidiary required to give effect to the provisions of this Agreement.

21.19	Counterparts

This Agreement may be executed in any number of counterparts, any of which may be delivered by facsimile transmission, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

21.20	Continuous Effect

This amendment and restatement of the Amended Shareholders Agreement shall not be construed to terminate, modify or otherwise limit any accrued rights, obligations or entitlements of the Parties under the Amended Shareholders Agreement or any terms and conditions thereof unless expressly provided by the terms of this Agreement and except as so provided or to the extent this Agreement adds new rights, obligations or entitlements or new terms and conditions (which, in each case, shall be effective in accordance with their terms), all rights, obligations or entitlements of the Parties under this Agreement and all terms and conditions hereof shall be deemed to have been in full force and effect on a continuous basis since February 1, 2005.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal effective as of the date first written above.

STATE STREET INTERNATIONAL HOLDINGS

By:
Name:
Title:

SYNTEL DELAWARE, LLC

By:
Name:
Title:

SYNTEL, INC.

By:
Name:
Title:

STATE STREET SYNTEL SERVICES (MAURITIUS) LIMITED

By:
Name:
Title:

Execution Version

EXHIBIT 1

DEED OF ADHERENCE

This Deed of Adherence (this “Deed”) is dated [—], and made by and among:

[—][insert name of transferee] (the “New Shareholder”) a company incorporated in [—] with registered number [—] and having its registered office at [—];

STATE STREET INTERNATIONAL HOLDINGS, a company organized under the authority of Chapter 167F, Section 2(6) of the Massachusetts General Laws and Section 25A of the Federal Reserve Act, as amended, and with its principal office at One Lincoln Street, Boston, Massachusetts 02111, USA (“SSIH”);

SYNTEL DELAWARE, LLC, a company incorporated under the laws of the State of Delaware, and having its registered office at 1209 Orange Street, Wilmington, Delaware 19801, USA (“Syntel DE”);

SYNTEL, INC., a Michigan corporation with its principal office located at 525 E. Big Beaver Road, 3rd Floor, Troy, MI 48083, USA (“Syntel”); and

STATE STREET SYNTEL SERVICES (MAURITIUS) LIMITED (formerly Syntel Solutions (Mauritius) Limited), a company incorporated in Mauritius, and having its registered office at Rogers House, 5 President John Kennedy Street, P.O. Box 60, Port Louis, Republic of Mauritius (the “Company”).

[—] [Any other person becoming bound by the Agreement].

WHEREAS this Deed is entered into in compliance with the terms of Section 12.2(c) of the Agreement; and

WHEREAS by virtue of the transfer referred to in the Exhibit to this Deed the New Shareholder became entitled subject, inter alia, to the execution of this Deed, to the Shares in the capital of the Company referred to in the Schedule.

NOW THIS DEED WITNESSETH as follows:

1. In this Deed (including the recitals to this Deed):

(a)	the Agreement means the Amended and Restated Shareholders Agreement dated as of February 1, 2012 and made by and among SSIH, Syntel, Syntel DE and the Company (“Shareholders Agreement”); and

(b)	terms and expression defined in the Agreement shall have the same meaning when used in this Deed unless the context requires or admits otherwise.

2. The New Shareholder hereby covenants with and undertakes to each other party to this Deed and to the Company as trustee for all other parties who hereafter become bound by the

Agreement pursuant to a deed in a similar form to this Deed and entered into pursuant to the Agreement, to adhere to and be bound by the provisions of the Agreement as if the New Shareholder had been an original party to the Agreement.

3. The New Shareholder represents and warrants to the other parties to this Deed and to the Company as trustee for all other parties who hereafter become bound by the Agreement pursuant to a deed in a similar form to this Deed and entered into pursuant to the Agreement the following:

(a)	the New Shareholder is duly incorporated as a company in [—].

(b)	the signature, execution and performance of this Deed and all ancillary documents by the New Shareholder have been duly authorized and are within the corporate power of the New Shareholder, constitute binding obligations on the New Shareholder in accordance with their terms and will not give rise to any breach of any instrument, agreement, law, order, judgment or decree by which the New Shareholder is bound; and

(c)	all consents, licenses or approvals required by law or regulation in order for the New Shareholder to enter into and perform its obligations pursuant to this Deed have been obtained without conditions or limitations which would limit the New Shareholder’s performance of this Deed.

4. The address and facsimile number of the New Shareholder for the purposes of any notice (which shall be governed by the provisions of Section 21.14 of the Agreement) are as follows:

[New Shareholder]

Fax No.:
Attention:

5. The New Shareholder hereby covenants that it shall do nothing that derogates from the provisions of the Agreement.

6. This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Delivery of counterparts may be by facsimile or email transmission. Any party may enter into this Deed by signing any such counterpart but the Deed shall not be effective until each party has executed at least one counterpart.

7. The provisions of this Deed shall not have any effect until this document has been dated.

IN WITNESS WHEREOF, the parties hereto have executed this Deed under seal effective as of the date first written above.

STATE STREET INTERNATIONAL HOLDINGS

By:
Name:
Title:

SYNTEL DELAWARE, LLC

By:
Name:
Title:

SYNTEL, INC.

By:
Name:
Title:

STATE STREET SYNTEL SERVICES (MAURITIUS) LIMITED

By:
Name:
Title:

[NEW SHAREHOLDER]

By:
Name:
Title:

Exhibit

Transferor	Transferee	Shares	Price

[—]	[—]	[—]	[—]

Execution Version

EXHIBIT 2

MINIMUM CAPITAL REQUIREMENT

Minimum Capital Requirement = **

The Minimum Capital Requirement will be calculated on a monthly basis and reported no less frequently than quarterly to the Board. On an annual and quarterly basis, the Company will prepare and provide to the Board a Minimum Capital Requirement forecast for the upcoming year and quarter, as the case may be, and an analysis of the actual Minimum Capital Requirement for the preceding period against the relevant forecast for such period.

EXHIBIT 3

CORE PRINCIPLES

Subject to compliance in each case with the terms and conditions of this Agreement and the MSA, the Shareholders have agreed that the business of the JV Group should be conducted in accordance with the Core Principles set out below.

1.	It is the intention of the Shareholders that the JV Group shall provide the Services to State Street and its Affiliates and conduct the business of the JV Group in accordance with the terms and conditions of the Support Agreement, this Agreement and the MSA.

2.	No member of the JV Group shall take any action or omit to take any action which is intended or would have the effect of frustrating the intended operation of the Put Option or the Call Option.

3.	The Operating Committee shall have the flexibility to manage the day-to-day conduct of the business of the Operating Subsidiary as it determines in its reasonable discretion including but not limited to the items listed in paragraph 4.

4.	Subject to the requirements and restrictions of the MSA and this Agreement (including the Reserved Matters) and to any consent or approval rights of the Class A Shareholder or its Affiliates thereunder, the Operating Committee shall have discretion to determine:

4.1	Which individuals to engage as employees of the JV Group and their terms and conditions of employment.

4.2	Which premises shall be used by the JV Group and the terms of conditions of any lease or license entered in to by any member of the JV Group in connection with such premises.

4.3	Which shared services (including but not limited to HR, IT, Tax and Accounting services) the JV Group may procure from Syntel or any of its Affiliates from time to time and the terms and conditions of such use.

4.4	Which delivery support services the JV Group may procure from Syntel, any of its Affiliates and/or subcontractors (as the case may be) from time to time and the terms and conditions of such use.

4.5	The level of management support fees which may be payable from time to time by any member of the JV Group to Syntel and/or any of its Affiliates (provided that such management support fees shall in any event cease on the Call Option Closing Date).

EXHIBIT 4

RESERVED MATTERS

1.	RESERVED SHAREHOLDER MATTERS

Unless the Agreement or the law expressly provides otherwise, the following are Reserved Shareholder Matters in respect of the Company and the Operating Subsidiary (each a “company” as the case applies below):

(a)	any amendment to the constitutive documents of the company;

(b)	any increase or decrease in the number of directors that shall constitute the board of the company;

(c)	any material change in the nature of the business of the company;

(d)	the sale of all or substantially all of the assets of the company or any reorganization, consolidation or merger (or similar transaction or series of transactions) of the company with another entity;

(e)	any voluntary insolvency or bankruptcy filing or arrangement with creditors or any liquidation, dissolution or winding up of the company;

(f)	the authorization, creation or issuance of any stock of the company (other than the issuance of the originally authorized class of preferred shares in the Company to the extent necessary to enable Syntel DE to comply with its obligation under Section 5 to maintain the Minimum Capital Requirement, which issuance shall require approval of a simple majority of the Board of the Company);

(g)	the authorization, creation or issuance of any options, warrants or other derivative rights in relation to any stock of the company;

(h)	any consolidation, subdivision or other alteration of any rights relating or attaching to any stock of the company;

(i)	repurchase or redemption of any stock of the company; and

(j)	any amendment to this Agreement (including provisions thereof addressing the governance and administration of the company).

2.	RESERVED BOARD MATTERS

Unless the Agreement or the law expressly provides otherwise, the following are Reserved Board Matters in respect of the Company and the Operating Subsidiary (each a “company” as the case applies below):

(a)	any change, variation or update to the Operation Plan (including the Minimum Capital Requirement), subject to Syntel DE’s ability to consolidate the Operating Subsidiary for financial reporting purposes;

(b)	the creation of any committee of any board or change in the powers or rights of any board committee;

(c)	the membership of any board committee or any change in the membership of any such committee;

(d)	any material change in the Accounting Policies of the company or in the manner that the company maintains its books and records of account;

(e)	any change in the name of the company or any assumed name of the company;

(f)	any lease (or sub-lease or license) or purchase of real property;

(g)	any capital expenditure in any calendar year, whether on an individual or aggregate basis, in excess of ** unless otherwise expressly authorised as part of the approved Operation Plan;

(h)	any financial or contractual commitment that carries on-going payment or performance obligations for a period of 12 months or more unless otherwise expressly authorised as part of the approved Operation Plan;

(i)	any financial or contractual commitment that carries payment obligations in excess of ** unless otherwise expressly authorised as part of the approved Operation Plan;

(j)	any incurrence of indebtedness for borrowed money in excess of ** unless otherwise expressly authorised as part of the approved Operation Plan;

(k)	any sale of assets in excess of ** in value (excluding any such sale requiring shareholder approval);

(l)	any acquisition of all or substantially all of the assets or stock of another entity;

(m)	the incorporation of a subsidiary;

(n)	the creation or establishment of any partnership, joint venture or other cooperative business arrangement with any other person (natural or legal);

(o)	**

(p)	**

(q)	any Related-Party Transaction;

(r)	any contract or arrangement between the company and any third party that includes a right of termination triggered by the termination of the joint-venture or a change of control of the company;

(s)	any contract or arrangement between the company as the case may be, and any third party that includes a right for the third party to increase fees for the relevant goods or services triggered by the termination of the joint-venture or a change of control of the company;

(t)	any acceleration of the vesting schedule or payment date of or any increase in employee compensation or employee benefits (including any retention or severance payments) triggered by the termination of the joint-venture or a change of control of the company or the adoption of any employee benefits plan(s) that confer any such rights;

(u)	any employment contract which includes a termination right or an increase in employee compensation or employee benefits triggered by the termination of the joint-venture or a change of control of the company;

(v)	any extension, restatement, amendment, modification, revision, variation or other change to or in any action, commitment, contract or other arrangement requiring board approval as listed above;

(w)	any decision which, if taken, would override or materially conflict with any action or decision of the Operating Committee that was undertaken within its delegated scope of authority or control;

(x)	permitting or granting any Encumbrance of any kind over the material assets of the company or over any shares in the company; and

(y)	the commencement or settlement of any material Action between the company and any Third Party and any material decision made in relation to the conduct thereof; provided, however, that the Class A Shareholder shall be notified of all Actions even if not material.

EXHIBIT 5

INVESTMENT PROCEDURES

I. Introduction

In order to ensure that State Street and its Affiliates remain in compliance with certain U.S. Laws and Regulations, the Operating Subsidiary and the Company shall comply with the following procedures in connection with any investment in equity (incl., e.g., mutual funds) and/or debt instruments (each, an “Investment”) or before making any loan (each, a “Loan”). 1 Deposits of cash with banks are outside the scope of these procedures. ** Notwithstanding the foregoing, State Street shall retain the right to request additional information about any Investment or proposed Investment, whether made before or after the Effective Date.

II. Notice of Request to Make an Investment

At least 30 days prior to making any Investment (other than any Investment made by the Operating Subsidiary or the Company, as applicable, prior to the Effective Date), the Operating Subsidiary and/or the Company, as applicable (the “Investor”), shall provide State Street its designee with the following information (as applicable):

**

Right to Request Additional Information

The Investor shall be required to promptly provide such additional information as State Street may request as part of its evaluation of the permissibility of the Investment.

III. Notice of Request to Make a Loan

At least 30 days prior to making any Loan (other than any Loan made by the Operating Subsidiary or the Company, as applicable, prior to the Effective Date), the Investor shall provide State Street with the following information:

**

Right to Request Additional Information

The Investor shall be required to promptly provide such additional information as State Street may request as part of its evaluation of the permissibility of the Loan.

[1]

For the purposes of these procedures an Investment or Loan shall be deemed to have been made at the earlier of (i) the time the Investor enters into a binding commitment to make the Investment or Loan or (ii) the Investor funds the Investment or Loan.

IV. Prior Written Approval of State Street

The Investor may not make the proposed Investment or Loan until it has received

**	prior written approval of State Street.

In the event the Investor fails to produce any or all of the information listed above or any additional information requested by State Street, in each case with respect to any Investment or Loan, State Street reserves the right, in its sole discretion, to withhold its approval of such Investment or Loan.

V. Periodic/Additional Reporting

On a monthly basis, each Investor shall provide State Street ** with a report of all of its Investments and Loans, as applicable,

**

The Investor shall be required to promptly provide such additional reports as State Street may request as part of its evaluation and monitoring of (i) the permissibility of any Investment or Loan or (ii) the Investor’s compliance with these Procedures.

VI. Board Reporting

The applicable Investor shall provide confirmation to its Board of Directors on an annual basis that no Director or officer of the Investor holds a seat on the governing board or management company of any vehicle (excluding the Operating Subsidiary), in which the Investor is invested.

At each regularly scheduled quarterly meeting of its Board of Directors (or more frequently if requested by the Board), the applicable Investor will report on all Investments and Loans, the amount of such Investments and Loans and any changes to the Director certifications referred to above since the prior Board meeting.

The Investor shall be required to promptly provide such additional reports, certifications or documentation as the Board of Directors or State Street may request.

VII. Obligation to Divest

Upon notice from State Street of its knowledge or reasonable belief that the Investor has violated these Procedures ** or that the existence of a Investment or Loan would cause State Street to violate applicable U.S. Law or Regulation, the Investor shall immediately take such efforts as are requested by State Street to remedy any such violation, including but not limited to, ceasing the investment activities contemplated herein or unwinding the relevant Investment or Loan.

**